For Immediate Release
November 29, 2001

Nation Energy, Inc. Enters Farm-in Agreement with Olympia Energy, Inc.

Donald Sharpe, President and Chief Executive Officer of Nation Energy, announces today that the company has entered into a farm-in agreement with Olympia Energy Inc. under which Nation will share the development costs and profits in a new natural gas project in the Smoky area of Alberta, near the city of Grande Prairie. The companies finalized their agreement on November 27, 2001.

Under the terms of the farm-in, Nation will pay for 25% of the cost to drill and complete a 4800-meter well in the Smoky area of Alberta, and will earn a 15% interest, after payout, in the Smoky project. Drilling costs are estimated at $11,000,000 (Canadian) and completion costs are estimated at $1,000,000 (Canadian). Drilling on an initial well began on November 13th and is expected to take approximately 120 days.

The Smoky project is a seismically identified reef prospect. Nation believes that this prospect may have the potential for up to a trillion cubic feet of recoverable gas. The Smoky area has a good infrastructure of facilities and pipelines and there is existing production within 5 miles of the Smoky location.

To the extent any statements contained in this release deal with prospects or other information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside the Company's control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

For more information, contact:

Donald A. Sharpe
(800) 400-3969
Nation Energy, Inc.
Suite 1100 - 609 West Hastings Street
Vancouver BC CANADA V6B 4W4